Exhibit 10.22

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE LEGACY RESERVES LP PREFERRED UNITHOLDER LITIGATION	Consolidated C.A. No. 2018-0225-JTL

JEFFREY L. DOPPELT,
Plaintiff,	C.A. No. 2017-0802-JTL
v. LEGACY RESERVES LP AND LEGACY RESERVES GP, LLC, Defendants.

STIPULATION AND AGREEMENT OF SETTLEMENT

This Stipulation and Agreement of Settlement dated July 6, 2018 (the “Stipulation”), is made and entered into by and among the Parties in the following actions: the action in the Delaware Court of Chancery captioned Doppelt v. Legacy Reserves LP, et al., C.A. No. 2017-0802-VCL (the “Doppelt I Action”); the action in the Delaware Court of Chancery captioned In re Legacy Reserves LP Preferred Unitholder Litigation, Cons. C.A. No. 2018-0225-VCL, (the “Consolidated Action”) into which was consolidated the action in the Delaware Chancery Court captioned Chammah Ventures, LLC v. Legacy Reserves LP, et al., C.A. No. 2018-0242-VCL (the “Chammah Ventures Action”). This Stipulation sets forth the terms and conditions of the settlement of the Actions, and is intended by the Parties signing below to fully, finally, and forever resolve, discharge, and settle all Released Claims.

WHEREAS:

A.     On or about April 17, 2014, Legacy Reserves LP (the “Partnership”) consummated an offering of 2,300,000 Series A Preferred Units.

B.    On or about June 17, 2014, the Partnership consummated an offering of 7,200,000 Series B Preferred Units (together with the Series A Preferred Units, the “Preferred Units” and the holders of such Preferred Units, the “Preferred Unitholders”).

C.    On or about January 21, 2016, the Partnership announced that it had suspended distributions to both the Series A and Series B Preferred Units.

D.    On November 8, 2017, Jeffrey Doppelt, a holder of Series A Preferred Units and Series B Preferred Units (“Doppelt”), filed the Doppelt I Action in the Delaware Court of Chancery, which sought, among other things, injunctive relief, damages, equitable relief, and attorneys’ fees from the Partnership and Legacy Reserves GP, LLC (the “Partnership GP”) with respect to an alleged breach of the Fifth Amended and Restated Agreement of Limited Partnership of Legacy Reserves LP dated April 10, 2017 (the “Partnership Agreement”), and the implied covenant of good faith and fair dealing, based on the treatment of the accrued but unpaid distributions to Preferred Unitholders as guaranteed payments for tax purposes.

E.    On March 23, 2018, the Partnership and the Partnership GP filed a motion to dismiss the Doppelt I Action and Plaintiff Doppelt filed a motion for summary judgment on his claim for breach of contract in the Doppelt I Action. On April 20, 2018, the Partnership and the Partnership GP filed a brief in opposition to Plaintiff Doppelt’s motion for summary judgment on Plaintiff Doppelt’s claim for breach of contract in the Doppelt I Action and Plaintiff Doppelt filed a brief in opposition to the Partnership’s and the Partnership GP’s motion to dismiss the Doppelt I Action. On May 11, 2018, the Partnership and the Partnership GP filed a reply brief in further support of their motion to dismiss the Doppelt I Action and Plaintiff Doppelt filed a reply brief in further support of his motion for summary judgment on his claim for breach of contract in the Doppelt I Action.

F.    On or about March 23, 2018, the Partnership, the Partnership GP, Legacy Reserves Inc. (“New Legacy”), and Legacy Reserves Merger Sub LLC (the “Merger Sub”) entered into a proposed transaction by which the Partnership and the Partnership GP would become subsidiaries of New Legacy (the “Reorganization Transaction”), which was announced on March 26, 2018.

G.    As part of the Reorganization Transaction, New Legacy, the Merger Sub, the Partnership, and the Partnership GP entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Merger Sub, a subsidiary of New Legacy, would merge with and into the Partnership, with the Partnership continuing as the surviving entity and a wholly owned subsidiary of New Legacy.

H.    Pursuant to the Merger Agreement, all Series A Preferred Units and Series B Preferred Units were to be converted, purportedly pursuant to Sections 16.4(c) and 17.4(c) of the Partnership Agreement, respectively, into the right to receive 1.9620 and 1.72236 shares of New Legacy, respectively, and this consideration would discharge, eliminate, and cancel all rights associated with the Preferred Units.

I.    On March 28, 2018, Doppelt filed an action in the Delaware Court of Chancery styled as Doppelt v. Legacy Reserves LP, et al., No. 2018-0225-VCL (the “Doppelt II Action”), a putative class action which sought, among other things, injunctive relief, damages, equitable relief, and reasonable attorneys’ and experts’ fees and expenses from the Partnership, the Partnership GP, and New Legacy (collectively, “Legacy” or the “Defendants”) with respect to alleged breaches of the Partnership Agreement in connection with the Reorganization Transaction.

J.    Immediately upon filing the Doppelt II Action, Doppelt’s counsel began discussions with Defendants’ counsel (“Defendants’ Counsel”) with respect to acceptance of service of process and the expedition of proceedings to allow briefing and hearing on preliminary injunctive relief or summary judgment motions.

K.    On April 3, 2018, a purported Preferred Unitholder, Chammah Ventures, LLC (“Chammah Ventures”), filed the Chammah Ventures Action in the Delaware Court of Chancery, a putative class action which sought, among other things, injunctive relief, damages, equitable relief, and attorneys’ fees from the Partnership, the Partnership GP, and New Legacy with respect to alleged breaches of the Partnership Agreement in connection with the Reorganization Transaction.

L.    On April 3, 2018, a motion to expedite was filed in connection with the Chammah Ventures Action, through which Chammah Ventures sought an expedited summary judgment and injunction hearing on its claim for breach of the Partnership Agreement. On April 4, 2018, a motion to expedite was filed in connection with the Doppelt II Action, in which Doppelt sought a hearing on a motion for a preliminary injunction prior to the close of the Reorganization Transaction and requested that the Court set an expedited discovery schedule prior to any such hearing. On April 5, 2018, a motion to consolidate the Doppelt II Action and the Chammah Ventures Action was filed by Doppelt.

M.    On April 13, 2018, the Court issued an order consolidating the Doppelt II Action and the Chammah Ventures Action, under a new caption, In re Legacy Reserves LP Preferred Unitholder Litigation, Consolidated C.A. No. 2018-0225-JTL, and the Court appointed Plaintiff Doppelt as lead plaintiff (“Lead Plaintiff”) and his counsel as lead counsel for the putative class action (“Lead Counsel”), and granted Lead Plaintiff’s motion to expedite the Consolidated Action.

N.    On April 23, 2018, Lead Plaintiff filed an amended complaint in the Consolidated Action containing a new cause of action for breach of the Partnership Agreement based on the assertion that the Reorganization Transaction could not be consummated without amending the Partnership Agreement (the “Amended Complaint” and, together with the complaints filed in the Actions, the “Complaints”).

O.    On April 24, 2018, the Court in the Consolidated Action granted the parties’ stipulation and proposed order regarding expedited proceedings (the “Scheduling Stipulation”).

P.    Pursuant to the Scheduling Stipulation, the parties conducted expedited discovery in April and May 2018, which included the production of approximately 14,000 pages of documents by Defendants and several thousand more pages by subpoenaed third parties. The expedited discovery also included three depositions: two witnesses from the Partnership and one witness from non-party Lazard Freres & Co. LLC.

Q.    On or about April 27, 2018, a purported Preferred Unitholder, Patrick L. Irish (“Irish”), filed a putative class action complaint on behalf of the Preferred Unitholders in the District Court for Midland County, Texas, entitled Irish v. Legacy

Reserves LP, et al., No. CV54418 (the “Texas Action”), which seeks, among other things, injunctive relief, damages, equitable relief, and reasonable attorneys’ fees and expenses from the Partnership, the Partnership GP, New Legacy, and the Merger Sub with respect to alleged breaches of the Partnership Agreement in connection with the Reorganization Transaction.

R.    On May 7, 2018, Legacy filed a motion to dismiss the Amended Complaint in the Consolidated Action, and on May 17, 2018, Lead Plaintiff filed his opening brief in support of his motion for a preliminary injunction in the Consolidated Action, which also constituted his brief opposing Legacy’s motion to dismiss the Amended Complaint. On May 26, 2018, Legacy filed a reply brief in further support of their motion to dismiss the Amended Complaint and in opposition to Lead Plaintiff’s motion for a preliminary injunction in the Consolidated Action. On May 30, 2018, Lead Plaintiff filed a reply brief in support of his motion for a preliminary injunction in the Consolidated Action.

S.    On June 4, 2018, Vice Chancellor Laster of the Delaware Court of Chancery heard argument on Lead Plaintiff’s motion for a preliminary injunction and Defendants’ motion to dismiss the Amended Complaint in the Consolidated Action, with the Court reserving decision.

T.    Following the preliminary injunction hearing, the Parties entered into settlement discussions and reached an agreement as to material terms of a resolution of the Actions, which was memorialized in a Memorandum of Understanding dated as of June 22, 2018 (the “MOU”), and filed with the Court on June 25, 2018. After the Parties executed the MOU, they negotiated and executed this Stipulation.

U.    Pursuant to the MOU, Plaintiff has withdrawn the motion for preliminary injunction and the Parties are entering this Stipulation of Settlement to be presented to the Court for approval.

V.    A hearing on the parties’ pending motions in the Doppelt I Action had been scheduled for July 10, 2018 at the Delaware Court of Chancery in Wilmington, Delaware, but was removed from the Court’s calendar on June 26, 2018.

W.    Doppelt represents to have owned at all relevant times and continues to own Series A and Series B Preferred Units.

X.    Lead Counsel, on behalf of Lead Plaintiff, and Defendants’ Counsel have engaged in arm’s-length negotiations concerning a possible settlement of the Actions.

Y.    Following the expedited discovery described above in the Consolidated Action, and consultation with expert advisors, counsel for Lead Plaintiff and counsel for Defendants have concluded that the terms contained in the MOU and in this Stipulation are fair and adequate to the Partnership, its Preferred Unitholders, the holders (the “Unitholders”) of its units representing limited partner interests (the “Units”), the Partnership GP, the Merger Sub, New Legacy, and members of the

Settlement Class (as defined below), and the parties believe that it is reasonable to pursue the settlement of the Actions based on the procedures and terms outlined herein and the benefits and protections offered hereby, and the parties wish to set forth the terms of their agreement in this Stipulation.

Z.    In connection with settlement discussions and negotiations leading to the execution and filing of the MOU, Lead Counsel and counsel for Defendants did not discuss the appropriateness or amount of any application by Lead Counsel for an award of attorneys’ fees and expenses.

AA.    All Defendants have denied, and continue to deny, that they have committed any violation of law of any kind or engaged in any of the wrongful acts alleged in the Actions, and expressly maintain that they have diligently and scrupulously complied with any and all legal duties and obligations, and are entering into this Stipulation solely to eliminate the delay, burden, and expense of further litigation.

BB.    All parties recognize the time and expense that would be incurred by further litigation of the Actions and the uncertainties inherent in such litigation.

NOW THEREFORE, IT IS STIPULATED AND AGREED, by and among the Parties, by and through their undersigned counsel, and subject to the approval of the Court, that the Actions shall be fully and finally compromised and settled, that the Released Claims shall be released as against the Released Parties, and that the Actions shall be dismissed with prejudice, upon and subject to the terms and conditions of the Settlement, as follows:

DEFINITIONS

1.    The following terms, as used in this Stipulation, have the meanings specified below:

(a)    “Actions” consists of the Doppelt I Action and the Consolidated Action.

(b)     “Defendants” or “Legacy” means, collectively, the Partnership, the Partnership GP, and New Legacy.

(c)    “Final Court Approval” means entry of the Order and Final Judgment (as defined below) by the Court after a final fairness hearing.

(d)     “GP Purchase” means the purchase by New Legacy of all of the outstanding membership interests of the Partnership GP from Lion GP Interests, LLC.

(e)     “Notice Costs” means the costs, fees and expenses related to providing notice of the Settlement to the Settlement Class.

(f)    “Order and Final Judgment” means the Order and Final Judgment to be entered in the Consolidated Action, substantially in the form of Exhibit C attached hereto.

(g)     “Released Parties” means the Defendants or any of their parent entities, controlling persons, associates, affiliates, including any person or entity owning, directly or indirectly, any portion of the Partnership GP, or subsidiaries and each and all of their respective officers, directors, stockholders, principals, representatives, employees, attorneys, financial or investment advisors, consultants, accountants, investment bankers, commercial bankers, underwriters, lenders, entities providing fairness opinions, advisors or agents, insurers, reinsurers, heirs, executors, trustees, general or limited partners or partnerships, limited liability companies, members, joint ventures, personal or legal representatives, estates, administrators, predecessors, successors, assigns, or any person or entity acting for or on behalf of any of them and each of them.

(h)    “Releasing Parties” means Lead Plaintiff or any member of the Settlement Class (and Lead Plaintiff’s or any Settlement Class member’s present or past heirs, executors, estates, administrators, predecessors, successors, assigns, parents, subsidiaries, associates, affiliates, employers, employees, agents, consultants, insurers, directors, managing directors, officers, partners, principals, members, attorneys, accountants, financial, legal, and other advisors, investment bankers, underwriters, lenders, and any other representatives of any of these persons and entities).

(i)    “Reorganization Transaction” means the proposed transaction entered into by the Partnership, the Partnership GP, New Legacy, and the Merger Sub on or about March 23, 2018, pursuant to which the Partnership and the Partnership GP would become subsidiaries of New Legacy, which was publicly announced on March 26, 2018.

(j)    “Scheduling Order” means the order, substantially in the form attached hereto as Exhibit A, to be entered by the Court scheduling the Settlement Fairness Hearing and directing notice be provided to Settlement Class.

(k)    “Settled Claims” means any claims, demands, rights, actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, costs, expenses, matters, and issues known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, liquidated or unliquidated, matured or unmatured, accrued or unaccrued, apparent or unapparent, including claims that have been or could have been, or in the future can or might be asserted in any court, tribunal, or proceeding including Unknown Claims (as defined herein), whether individual, direct, class, derivative, representative, legal, equitable, or any other type, which arise out of or relate to a Releasing Party’s holding of Preferred Units or such Releasing Party’s status as a Preferred Unitholder, which the Releasing Parties ever had, now have, or may have had against the Released Parties relating to the subject matter of the Actions, the Complaints, the treatment of the accrued but unpaid distributions for tax purposes, any entitlement to the accrued but unpaid distributions, the calculation of those distributions, the negotiations leading up to the Merger Agreement, the terms of the Merger Agreement, the GP Purchase, the Reorganization Transaction and other transactions contemplated therein, or disclosures related to, the subject matter of the Actions, the Complaints, the treatment of the accrued but unpaid distributions for tax purposes, any entitlement to the accrued but unpaid distributions, or the calculation of those distributions, including any disclosures with respect to these matters made in connection with Legacy’s obligations under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (including the adequacy and completeness of such disclosures). The Settled Claims shall not include any claims to enforce this Stipulation or claims, if any, arising from the tax reporting of the accrued but unpaid distributions inhering to prior holders of Preferred Units who sold their Preferred Units prior to March 26, 2018.

(l)    “Settlement” shall mean the agreement between the Parties that, in consideration for the full settlement and release of the Settled Claims as part of, and upon the closing of, the Reorganization Transaction, each Series A Preferred Unit and each Series B Preferred Unit shall be converted into the right to receive a number of shares of common stock in New Legacy as set forth in ¶¶ 2 and 3 herein.

(m)    “Settlement Class” consists of all record and beneficial owners of the Series A Preferred Units and Series B Preferred Units during the period beginning on January 21, 2016, through the date of the consummation of the Reorganization Transaction, including any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them. Excluded from the Settlement Class are Defendants and any entity in which a Defendant has or had a controlling interest, and the legal representatives, successors and assigns of any such excluded person.

(n)    “Settlement Class Member” means a member of the Settlement Class.

(o)    “Settlement Fairness Hearing” means the hearing set by the Court to consider final approval of the Settlement.

(p)    “Settlement Notice” means the Notice of Pendency and Proposed Settlement of Preferred Unitholder Action, Settlement Fairness Hearing, and Right to Appear and/or Object, substantially in the form attached hereto as Exhibit B, which is to be mailed to Settlement Class Members.

(q)     “Unknown Claims” means any claim that Lead Plaintiff or any member of the Settlement Class does not know or suspect exists in his, her or its favor at the time of the release of the Settled Claims as against the Released Parties, or any claim that Defendants do not know or suspect exist in their favor at the time of the release of the Settled Claims as against the Releasing Parties, including without limitation those which, if known, might have affected the decision to enter into the Settlement.

SETTLEMENT CONSIDERATION

2.    In consideration for the full settlement and release of the Settled Claims (as defined in ¶ 1(k)), upon the closing of the Reorganization Transaction, each Series A Preferred Unit and each Series B Preferred Unit shall be converted into the right to receive a number of shares of common stock in New Legacy as follows: with respect to the Series A Preferred Units, each Series A Preferred Unit will be converted into 2.92033118 shares of common stock in New Legacy (for a total of 6,716,762 shares of common stock of New Legacy for the 2,300,000 Series A Preferred Units outstanding), and with respect to the Series B Preferred Units, each Series B Preferred Unit will be converted into 2.90650421 shares of common stock in New Legacy (for a total of 20,926,830 shares of common stock of New Legacy for the 7,200,000 shares of Series B Preferred Units outstanding). In total between the Series A Preferred Units and Series B Preferred Units, the Settlement provides for an additional 10,730,000 shares of common stock in New Legacy over and above the 16,913,592 shares of New Legacy common stock to be delivered to the holders of Series A Preferred Units and Series B Preferred Units in the Reorganization Transaction as it was announced on March 26, 2018, for a total of 27,643,592 shares of New Legacy common stock. The additional 10,730,000 shares are intended, when added to the New Legacy common stock to be delivered in the Reorganization Transaction as it was announced on March 26, 2018, to provide the Preferred Unitholders with an interest in New Legacy equal to 26.44% of the equity interest in New Legacy that will be held, upon the consummation of the Reorganization Transaction, collectively by the Partnership’s current Unitholders and Preferred Unitholders based on the amount of Units representing limited partner interests in Legacy as of June 22, 2018. The Merger Agreement shall be amended to reflect the terms of this Settlement, as defined in this Stipulation, and any other agreement or Court order affecting the terms of this Stipulation, with respect to the consideration to be received by the Preferred Unitholders as a result of the Reorganization Transaction, and to remove the provisions stating that each of the Series A Preferred Units and Series B Preferred Units will be converted into the right to receive 1.9620 and 1.72236 shares of New Legacy, respectively.

3.     Without the consent of the Lead Plaintiff, until the earlier of (i) the date of the consummation of the Reorganization Transaction or (ii) the termination of the

Merger Agreement, neither of the Partnership nor New Legacy will: (a) declare, authorize, set aside, or pay any dividend or distribution payable in Units, stock, or other equity securities in respect of any of its existing equity securities; (b) split, combine, divide, subdivide, reverse split, consolidate, reclassify, recapitalize, or effect any other similar transaction with respect to any of its or its subsidiaries’ capital stock or other securities or equity interests; or (c) alter the 1-to-1 conversion ratio of Units into New Legacy common stock as set forth in the Merger Agreement; provided, however, that this paragraph 3 shall not prohibit the Partnership or New Legacy from issuing equity securities in exchange for fair value in a bona fide sale, exchange or issuance or pursuant to a currently existing equity incentive plan.

4.    On June 28, 2018, Lead Plaintiff caused his Motion for a Preliminary Injunction in the Consolidated Action to be withdrawn pursuant to the MOU, and Lead Plaintiff shall take no action to further pursue any preliminary injunctive proceedings. All proceedings in the Actions, which, without limitation and for the avoidance of doubt, include any obligation of any third-party to respond to any subpoena or other discovery demand, other than proceedings to seek final approval of the settlement contemplated by this Stipulation, shall be stayed until the Reorganization Transaction is consummated. If the Merger Agreement is terminated or the Reorganization Transaction does not occur, the Parties will apply to the Court to schedule any further proceedings.

5.    Until this Stipulation receives Final Court Approval, Lead Plaintiff will not seek any further damages based on any claims relating to the Preferred Units (including claims unknown or undiscovered as of the date of the final approval of this Settlement) arising out of, relating to, or in connection with the institution, prosecution, assertion, settlement, or resolution of the Actions, the treatment of the accrued but unpaid distributions for tax purposes, any entitlement to the accrued but unpaid distributions, the negotiations, terms, substance, or language of the Merger Agreement, or the GP Purchase, or the adequacy of any disclosure in any public filing by Legacy, as described further in paragraph 7 below, provided that if the Parties are not able to obtain Final Court Approval, this provision will not affect Plaintiffs’ right to seek such damages.

CLASS CERTIFICATION

6.    Solely for purposes of the Settlement and for no other purpose, the Parties stipulate and agree to: (a) certification of the Consolidated Action as a non-opt out class action pursuant to Delaware Court of Chancery Rules 23(a), 23(b)(1) and 23(b)(2) on behalf of the Settlement Class; (b) appointment of Lead Plaintiff as Class Representative for the Settlement Class; and (c) appointment of Lead Counsel as counsel for the Settlement Class (“Class Counsel”).

RELEASES

7.    Upon entry of the Order and Final Judgment approving the Settlement, and provided that the Merger Agreement is not terminated and the Reorganization Transaction is consummated, the Releasing Parties shall be deemed to have, and by operation of the Order and Final Judgment, shall have, completely, fully, finally and forever compromised, settled, released, discharged, extinguished, relinquished, and dismissed with prejudice the Settled Claims against the Releasing Parties and shall covenant not to sue and shall be barred from suing any Defendant or any other Released Party for any Settled Claim. Notwithstanding anything contained herein, if the Reorganization Transaction is not consummated or the Merger Agreement is terminated, the releases and covenants contained herein will be null and void, and the Parties will jointly move to vacate the Order and Final Judgment in its entirety.

8.    With respect to any and all Settled Claims, the Parties stipulate and agree that, upon entry of the Order and Final Judgment, and provided that the Merger Agreement is not terminated and Reorganization Transaction is consummated, Lead Plaintiff and Defendants shall expressly waive, and each of the other Settlement Class Members shall be deemed to have waived, and by operation of the Order and Final Judgment shall have expressly waived, any and all provisions, rights, and benefits conferred by any law of any state or territory of the United States, or principle of common law or foreign law, which is similar, comparable, or equivalent to California Civil Code § 1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Lead Plaintiff and Defendants acknowledge, and each of the other Settlement Class Members shall be deemed by operation of law to have acknowledged, that the foregoing waiver was separately bargained for and a key element of the Settlement. Notwithstanding anything contained herein, if the Reorganization Transaction is not consummated or the Merger Agreement is terminated, the releases and covenants contained herein will be null and void and the Parties will jointly move to vacate the Order and Final Judgment in its entirety.

9.    Provided the Merger Agreement is not terminated and the Reorganization Transaction is consummated in accordance with the terms of this Settlement, Lead Plaintiff will not seek any further damages from Defendants or any other Released Party based on the Settled Claims, and the Settlement Class Members will be enjoined from seeking any damages from Defendants or any other Released Party based on the Settled Claims.

10.    Lead Plaintiff and the Settlement Class Members, by operation of law, have acknowledged that they may discover facts in addition to or different from those now known or believed to be true by them with respect to the Settled Claims, but Lead Plaintiff, and by operation of law, the Settlement Class Members will, pursuant to the Order and Final Judgment, and provided that the Reorganization Transaction is consummated and the Merger Agreement is not terminated, have completely, fully, finally, and forever compromised, settled, released, discharged, extinguished, and dismissed, with prejudice, any and all Settled Claims, known or unknown, suspected or unsuspected, contingent or absolute, accrued or unaccrued, apparent or unapparent, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery of additional or different facts. Lead Plaintiff acknowledges, and the Settlement Class Members by operation of law shall be deemed to have acknowledged, that Unknown Claims (as defined in ¶ 1(q)), are expressly included in the definition of “Settled Claims” (as defined in ¶ 1(k)), and that such inclusion was expressly bargained for and was a key element of the Settlement and was relied upon by each and all of the Released Parties in entering into this Stipulation.

11.    Pursuant to the Order and Final Judgment, and provided that the Merger Agreement is not terminated and the Reorganization Transaction is consummated, Defendants and the Released Parties shall be deemed to have, and by operation of the judgment shall have, fully, finally, and forever released, relinquished, and discharged Lead Plaintiff, each and all of the Settlement Class Members, and Lead

Counsel and other counsel that have appeared in the Consolidated Action from all claims (including Unknown Claims) arising out of, relating to, or in connection with the institution, prosecution, assertion, settlement, or resolution of the Actions or the Settled Claims.

SCHEDULING ORDER AND NOTICE

12.    Promptly upon execution of this Stipulation, Lead Plaintiff and Defendants shall submit this Stipulation to the Court and shall jointly apply for entry of the Scheduling Order, substantially in the form attached hereto as Exhibit A, providing for, among other things: (a) preliminary certification of the Settlement Class for purposes of the Settlement only; (b) approval of the form and content of notice of the Settlement; and (c) the scheduling of the Settlement Fairness Hearing.

13.    In accordance with the terms of the Scheduling Order to be entered by the Court, Defendants shall (a) cause the Settlement Notice, substantially in the form attached hereto as Exhibit B, to be mailed to all members of the Settlement Class identified in Legacy’s Preferred Unitholder records, including the mailing addresses of the Preferred Unitholders as used by Legacy to send Schedule K-1s (Form 1065), or who otherwise may be identified through further reasonable effort; and (b) cause the Settlement Notice, substantially in the form attached hereto as Exhibit B, and copies of this Stipulation and the Amended Complaint, to be posted on Legacy’s website.

14.    Legacy or its successor(s) in interest shall pay or cause to be paid any and all Notice Costs, regardless of whether the Court approves the Settlement or the Reorganization Transaction occurs.

15.    Notice of the Settlement provided by U.S. mail shall be sufficient.

STAY OF PROCEEDINGS

16.    All proceedings in the Actions, except for those proceedings related to the Settlement, shall be stayed until the resolution of all such Settlement-related proceedings.

FINAL ORDER AND JUDGMENT; DISMISSAL OF THE ACTION

17.    The Stipulation shall be subject to the Final Court Approval and any appeals that may be taken with respect to such Final Court Approval.

18.    Subject to performance, satisfaction, or waiver of the terms and conditions set forth herein, the Order and Final Judgment substantially in the form of Exhibit C shall be entered dismissing the Actions with prejudice and on the merits and without costs to any Party, except as expressly provided herein.

19.    Lead Plaintiff and Defendants in the Consolidated Action will present the Settlement to the Court for Final Court Approval as soon as reasonably practicable following dissemination of appropriate notice to Settlement Class members, and will use their individual and collective best efforts to obtain Final Court Approval of the Settlement and entry of the Order and Final Judgment dismissing the Actions with prejudice as to all Settled Claims and without costs to any Party, except in accordance with Plaintiff’s application for an award of attorneys’ fees and expenses to be paid by Defendants or its insurers as expressly provided herein.

20.    Upon consummation of the Reorganization Transaction, Lead Plaintiff and Defendants will cooperate with plaintiff’s counsel in the Texas Action in seeking a dismissal of that case with prejudice.

TERMINATION

21.    This Stipulation shall be null and void and of no force and effect pursuant to the terms hereof, unless otherwise agreed to by the Parties, if: (a) the Merger Agreement is terminated either in accordance with its terms or otherwise; (b) the Reorganization Transaction does not occur; (c) Final Court Approval of the Settlement is not obtained for any reason; or (d) the Court does not enter the Order and Final Judgment substantially in the form attached as Exhibit C or such other form of order approving the Settlement. In the event that this Stipulation shall become null and void as a result of any of clauses (a) through (d) of this paragraph 21, this Stipulation shall not be deemed to prejudice in any way the respective positions of the Parties with respect to any of the Actions, including without limitation Lead Counsel’s right to apply for attorneys’ fees and expenses based on benefits obtained as a result of the litigation and Defendants’ right to object to the same.

ATTORNEYS’ FEES AND EXPENSES

22.    The Parties agree that Lead Counsel may apply for and obtain from the Court an award of certain attorneys’ fees, including reimbursement of some or all of their litigation-related expenses, related to the prosecution of the Actions to be paid by Defendants and/or their insurance carrier. Defendants agree not to oppose Lead Counsel’s request for Fees and Expenses in an amount not to exceed $5.7 million, and Lead Counsel agrees not to make a request for Fees and Expenses in excess of $5.7 million.

23.    Subject to the terms and conditions of this Stipulation and subject to Final Court Approval and an award of attorneys’ fees and expenses by the Court, Legacy and/or its insurance carrier, on behalf of itself and for the benefit of the other Defendants in the Actions, shall pay or cause to be paid such fees and expenses as are awarded by the Court to Lead Counsel within thirty (30) days of the entry of an order awarding them, subject to Lead Counsel’s joint and several obligation to refund any amounts by which the fee award may be subsequently reduced upon appeal or by collateral attack.

24.    Any award of attorneys’ fees and expenses, whether or not such fees and expenses have been agreed to by the Parties, shall not affect the validity of the Settlement set forth in this Stipulation.

25.    The Released Parties shall bear no expenses, costs, damages, or fees alleged or incurred by Lead Plaintiff, by any Settlement Class Member, or by any of their attorneys, experts, advisors, agents, or representatives, except as provided in this Stipulation with respect to the costs of notice to the Settlement Class and administration of the Settlement, and with respect to Lead Counsel’s right to apply for an award of attorneys’ fees and expenses in the Actions to be paid by Defendants, as approved or awarded by the Court. For avoidance of any doubt, Lead Counsel intends, and nothing herein shall constitute a waiver of Lead Counsel’s right, to seek, in accordance with paragraph 22 of this Stipulation, an award of attorneys’ fees and expenses in connection with the Settlement contemplated by this Stipulation.

26.    To the extent the Court awards any attorneys’ fees or expenses to Lead Counsel pursuant to paragraphs 22 and 23 of this Stipulation, such fees or expenses shall not be paid until the Reorganization Transaction is consummated.

COOPERATION

27.    Pending Final Court Approval, the Parties agree to use their best efforts to prevent, stay or seek dismissal of or oppose entry of any interim or final relief in favor of any Settlement Class Member in any other litigation against any of the

Parties that challenges the Settlement or the Reorganization Transaction (including the Merger Agreement) or otherwise involves a Settled Claim. In particular, the Parties will work with counsel for plaintiff in the Texas Action to obtain a stay of that action pending Final Court Approval and to obtain dismissal of the Texas Action within five (5) business days of Final Court Approval.

STIPULATION NOT AN ADMISSION

28.    It is expressly understood that (a) Defendants have denied, and continue to deny, that they breached the Partnership Agreement or engaged in any of the wrongful acts alleged in the Actions; (b) Defendants are entering into the Stipulation solely to eliminate the delay, burden, expense, and uncertainties inherent in further litigation; (c) Lead Counsel believes that the Plaintiffs’ claims in the Actions have merit based on proceedings to date, but recognizes that the Defendants would continue to assert legal and factual defenses to their claims; and (d) Lead Counsel has concluded that the terms of this Stipulation are fair and adequate to Lead Plaintiff and the Settlement Class, and that it is reasonable to pursue the Settlement based upon the terms and procedures outlined herein.

AUTHORITY

29.    This Stipulation will be executed by counsel to the Parties, each of whom represents and warrants that he or she has been duly authorized and empowered to execute this Stipulation on behalf of such Party, and that it shall be binding on such Party in accordance with its terms. As so executed this Stipulation shall constitute one agreement.

30.    Lead Plaintiff and Lead Counsel represent and warrant that (a) Lead Plaintiff is a holder of Series A Preferred Units and Series B Preferred Units and has been a holder of Series A Preferred Units and Series B Preferred Units at all relevant times and continued to hold Series A Preferred Units and Series B Preferred Units as of the date this Stipulation was signed and provided proof of such ownership prior to execution of the Stipulation, and (b) none of Lead Plaintiff’s claims or causes of action referred to in any of the complaints or this Stipulation, or any claims Lead Plaintiff could have alleged, have been assigned, encumbered, or in any manner transferred in whole or in part.

SUCCESSORS AND ASSIGNS

31.    This Stipulation shall be binding upon and shall inure to the benefit of the Parties and their respective agents, successors, executors, heirs, and assigns.

GOVERNING LAW AND FORUM

32.    This Stipulation shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles.

33.    The Parties hereby irrevocably and unconditionally (a) consent and submit to the exclusive jurisdiction of the Delaware Court of Chancery, for any actions, suits or proceedings arising out of or relating to this Stipulation, (b) waive any objection to the laying of venue of any such litigation in the Delaware Court of Chancery and agree not to plead or claim that such litigation brought therein has been brought in any inconvenient forum, (c) waive any right to trial by jury with respect to any actions, suits or proceedings arising out of or relating to this Stipulation, and (d) consent to service of process by registered or certified mail in connection with any actions, suits or proceedings arising out of or relating to this Stipulation.

ENTIRE AGREEMENT AND AMENDMENTS

34.    This Stipulation constitutes the entire agreement among the Parties with respect to the subject matter hereof, and may not be amended nor any of its provisions waived except by a writing signed by all of the Parties hereto. For the avoidance of doubt, this Stipulation shall supersede and replace the MOU as the operative agreement of Settlement between the Parties.

COUNTERPARTS

35.    This Stipulation may be executed in any number of actual, telecopied or electronically mailed counterparts and by each of the different Parties on several counterparts, each of which when so executed and delivered will be an original. This Stipulation will become effective when the actual or telecopied counterparts have been signed by each of the Parties to this Stipulation and delivered to the other Parties. The executed signature page(s) from each actual, telecopied or electronically mailed counterpart may be joined together and attached and will constitute one and the same instrument.

NOTICE TO PARTIES

36.    If any Party is required to give notice to any other Party under this Stipulation, such notice shall be in writing and shall be deemed to have been duly given upon receipt of hand delivery or facsimile or email transmission, with confirmation of receipt. Notice shall be provided as follows:

If to Lead Plaintiff or Lead Counsel:	If to Defendants:

Rosenthal, Monhait & Goddess, P.A.

Attn: Carmella P. Keener

919 North Market Street, Suite 1401

Citizens Bank Center

Wilmington, Delaware 19801

Telephone: (302) 656-4433

Carol S. Shahmoon

Gregory E. Keller

CSS Legal Group PLLC

One Great Neck Road, Suite 7

Great Neck, New York 11021

Telephone: (646) 517-4399

Richards, Layton & Finger, P.A.

Attn: Gregory V. Varallo

Attn: Robert L. Burns

920 North King Street

Wilmington, Delaware 19801

Telephone: (302) 651-7700

Kirkland & Ellis LLP

Attn: Yosef J. Riemer, P.C.

Attn: Shireen A. Barday

601 Lexington Avenue

New York, New York 10022

Telephone: (212) 446-4800

BREACH

37.    The Parties agree that in the event of any breach of this Stipulation, all of the Parties’ rights and remedies at law, equity, or otherwise, are expressly reserved.

REVIEW OF STIPULATION

38.    Each Party represents and warrants that such Party, or a responsible officer or other fiduciary thereof, has read this Stipulation and understands its contents.

INVESTIGATION OF SETTLEMENT

39.    Each Party represents and warrants that such Party, or a responsible officer or other fiduciary thereof, has made such investigation of the facts pertaining to the Settlement provided for in this Stipulation, and of all the matters pertaining thereto, as the Party deems necessary and advisable.

INTERPRETATION

40.    This Stipulation will be deemed to have been mutually prepared by the Parties and will not be construed against any of them by reason of authorship.

41.    Section and/or paragraph titles have been inserted for convenience only and will not be used in interpreting the terms of this Stipulation.

42.    The terms and provisions of this Stipulation are intended solely for the benefit of the Parties and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights or remedies upon any other person, except with respect to (a) any rights conferred upon Settlement Class Members; (b) any attorneys’ fees and expenses to be paid to Lead Counsel pursuant to the terms of this Stipulation; and (c) the Released Parties who are not signatories hereto, who shall be third-party beneficiaries under this Stipulation and entitled to enforce it in accordance with its terms.

CONTINUING JURISDICTION

43.    The consummation of this Settlement as embodied in this Stipulation shall be under the authority of the Court, and the Court shall retain jurisdiction for the purpose of enforcing the terms of this Stipulation.

/s/ Carmella P. Keener	/s/ Gregory V. Varallo

Carmella P. Keener (#2810)

Jessica Zeldin (#3558)

ROSENTHAL, MONHAIT & GODDESS, P.A.

919 North Market Street, Suite 1401

Citizens Bank Center

Wilmington, Delaware 19801

(302) 656-4433

OF COUNSEL:

CSS LEGAL GROUP PLLC

Carol S. Shahmoon

Gregory E. Keller

One Great Neck Road

Suite 7

Great Neck, New York 11021

(646) 517-4399

Co-lead Counsel for Lead Plaintiff Jeffrey Doppelt

Gregory V. Varallo (#2242)

Robert L. Burns (#5314)

Matthew W. Murphy (#5938)

RICHARDS, LAYTON & FINGER, P.A.

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

(302) 651-7700

OF COUNSEL:

KIRKLAND & ELLIS LLP

Yosef J. Riemer, P.C.

Shireen A. Barday

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

KIRKLAND & ELLIS LLP

Jonathan G.C. Fombonne

609 Main Street

Houston, Texas 77002

(713) 836-3600

Counsel for Defendants Legacy Reserves LP, Legacy Reserves GP, LLC, and Legacy Reserves Inc.

Dated: July 6, 2018

33